Exhibit 99.1
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KELLOGG COMPANY ANNOUNCES LEADERSHIP CHANGES
TO NORTH AMERICAN AND EUROPEAN BUSINESSES
Chris Hood Appointed President, North America
Dave Lawlor Named President, Europe

BATTLE CREEK, Mich. (June 11, 2018) - Kellogg Company announced today two leadership changes to help drive the company’s growth strategy in the North American and European regions. Chris Hood, currently President, Kellogg Europe, has been named President, Kellogg North America reporting to Chairman and Chief Executive Officer Steve Cahillane. The company also announced the appointment of Dave Lawlor, currently, Vice President, European Cereal Business, to President, Kellogg Europe.
“Chris is a talented executive who has successfully led our European business through challenging market conditions and expansion into new markets, revitalizing our marketing and innovation activity and improving our profitability,” said Cahillane. “In recent months, I’ve had the opportunity to spend more time with the Kellogg North America businesses, and I am confident that they are on firm strategic and financial footing. Chris is the right person to build on the progress the team has made.”
Hood will lead the portfolio of businesses within the company’s largest region, including U.S. Morning Foods, U.S. Snacks, U.S. Frozen Foods, U.S. Specialty Channels, Kashi and Canada. He replaces Paul Norman who left the company earlier this year.
A seasoned consumer packaged goods leader, Hood joined Kellogg in 2012 as part of the Pringles acquisition after 19 years with Procter & Gamble, where he was Vice President and General Manager for Pringles North American business.
Kellogg veteran to lead Europe
Dave Lawlor, Vice President, European Cereal Business, will succeed Hood as President, Kellogg Europe, also reporting to Cahillane.
Lawlor began his Kellogg career in Sales in Ireland in 1991. Over the past 27 years, he has held increasingly senior commercial roles, including leading the company’s businesses in the Mediterranean, Middle East, Russia, and United Kingdom/Ireland.
Added Cahillane, “These two internal promotions reflect the caliber of talent we have in our organization. Both have the experience and skills to lead and execute our Deploy for Growth strategy.”
Both leadership changes are effective July 1, 2018 to ensure a smooth transition.

About Kellogg Company
At Kellogg Company (NYSE: K), we strive to enrich and delight the world through foods and brands that matter. Our beloved brands include Pringles®, Cheez-It®, Keebler®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR® and more. Net sales in 2017 were approximately $13 billion, comprised principally of snacks and convenience foods like cereal and frozen foods. Kellogg brands are beloved in markets around the world. We are also a company with Heart & Soul, committed to creating three billion Better Days by 2025 through our Breakfasts for Better Days global purpose platform. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.